Exhibit (a)(1)(A)

COMPANY NOTICE

TO HOLDERS OF

FLOATING RATE CONVERTIBLE SENIOR DEBENTURES DUE 2024

ISSUED BY

WYETH

CUSIP NUMBERS: 983024AD2 and 983024AC4

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of April 10, 1992, between Wyeth, a Delaware corporation (the “Company”), and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”) and paying agent (the “Paying Agent”), as supplemented by the Fourth Supplemental Indenture, dated as of December 16, 2003 (the “Fourth Supplemental Indenture”), between the Company and the Trustee (together, the “Indenture”), and the Floating Rate Convertible Senior Debentures due 2024 (the “Securities”) of the Company, that, at the option of each holder (the “Holder”) of the Securities, the Securities will be purchased by the Company on July 15, 2009 (the “Purchase Date”) for $1,000 in cash per $1,000 principal amount at maturity of the Securities, plus accrued and unpaid interest to, but excluding, the Purchase Date (as defined below), if any (the “Purchase Price”), subject to the terms and conditions of the Indenture, the Securities and this Company Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”). Holders may surrender their Securities from June 16, 2009 through 5:00 p.m., New York City time, on July 14, 2009 (the “Exercise Date”), the Business Day (as defined in the Indenture) immediately preceding the Purchase Date. This Company Notice is being sent pursuant to the provisions of Article 6 of the Fourth Supplemental Indenture and Paragraph 10 of the Securities.

Only Holders of record on July 1, 2009, the relevant interest payment record date, will be entitled to receive and retain accrued cash interest payable on their Securities accrued to, but excluding, the Purchase Date. The accrued but unpaid interest amount for the Securities is equal to the current interest rate multiplied by the number of days from the last interest payment date (January 15th and July 15th, each an “Interest Payment Date”) to, but excluding, the Purchase Date, divided by 360. Because the Purchase Date coincides with the July 15, 2009 Interest Payment Date, there should be no accrued but unpaid interest payable on the Securities on the Purchase Date, although regular interest payments will be due on the same date to all Holders of record on July 1, 2009, the regular interest payment record date. Holders who were not the record Holders of Securities on July 1, 2009 will not be entitled to receive the July 15, 2009 interest payment on the Securities.

All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Securities.

To exercise your option to have the Company purchase the Securities and receive payment of $1,000 per $1,000 principal amount at maturity of the Securities, you must validly surrender the Securities prior to 5:00 p.m., New York City time, on the Exercise Date. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Exercise Date. The right of Holders to surrender Securities for purchase under the Put Option expires at 5:00 p.m., New York City time, on the Exercise Date.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Securities hold the Securities through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

The Paying Agent is: The Bank of New York Mellon

By Regular, Registered or Certified Mail or Overnight Courier: The Bank of New York Mellon Attention: Global Corporate Finance 101 Barclay Street, 8W New York, NY 10286	For Information: (800) 275-2048 (212) 815-3092 (212) 815-5082	By Facsimile: (212) 815-5704 Attention: Global Corporate Finance Confirm Receipt of Facsimile Only: (212) 815-3092

Additional copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances create any implication that the information contained in this Company Notice is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right of each holder of the Securities to sell and the obligation of the Company to purchase the Securities subject to the terms and conditions of the Indenture, the Securities and this Company Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”). To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “Wyeth,” “the company,” “our company,” “we,” “our,” or “us” in this report include Wyeth and its subsidiaries.

Who is offering to purchase my securities?

Wyeth, a Delaware corporation (the “Company”), is obligated, at your option, to purchase your validly surrendered Floating Rate Convertible Senior Debentures due 2024 (the “Securities”). (Page 5)

Why is the Company offering to purchase my securities?

The right of each holder (the “Holder”) of the Securities to sell and the obligation of the Company to purchase the Securities pursuant to the Put Option on July 15, 2009 (the “Purchase Date”) is a term of the Securities and has been a right of Holders from the time the Securities were issued on December 16, 2003. We are required to repurchase the Securities of any Holder validly exercising the Put Option pursuant to the terms of the Securities and the Indenture. (Page 5)

What securities is the Company obligated to purchase?

We are obligated to purchase all of the Securities surrendered pursuant to the Put Option, at the option of the Holder. As of June 12, 2009, there was $787,803,000 aggregate principal amount at maturity of Securities outstanding. The Securities were issued under an Indenture, dated as of April 10, 1992, between the Company and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”) and paying agent (the “Paying Agent”), as supplemented by the Fourth Supplemental Indenture, dated as of December 16, 2003 (the “Fourth Supplemental Indenture”), between the Company and the Trustee (together, the “Indenture”). (Page 5)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, a purchase price of $1,000 per $1,000 principal amount at maturity of the Securities, plus accrued and unpaid interest to, but excluding, the Purchase Date, if any (the “Purchase Price”), with respect to any and all Securities validly surrendered for purchase and not withdrawn. Only Holders of record on July 1, 2009, the relevant interest payment record date, will be entitled to receive and retain accrued cash interest payable on their Securities accrued to, but excluding, the Purchase Date. The accrued but unpaid interest amount for the Securities is equal to the current interest rate multiplied by the number of days from the last interest payment date (January 15th and July 15th each an “Interest Payment Date”) to, but excluding, the Purchase Date, divided by 360. Because the Purchase Date coincides with the July 15, 2009 Interest Payment Date, there should be no accrued but unpaid interest payable on the Securities on the Purchase Date, although regular interest payments will be due on the same date to all Holders of record on July 1, 2009, the regular interest payment record date. Holders who were not the record Holders of Securities on July 1, 2009 will not be entitled to receive the July 15, 2009 interest payment on the Securities. (Pages 5 and 6)

How will the Company fund the purchase of the Securities?

The Company intends to use cash from operations to purchase the Securities. (Page 10)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the Company’s common stock and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The common stock, $0.33 1/3 par value per share (the “Common Stock”), of the Company into which the Securities are convertible is listed on the New York Stock Exchange (“NYSE”) under the symbol “WYE.” On June 12, 2009, the last reported sales price of the Common Stock on the NYSE was $44.80 per share. (Pages 6 and 7)

What does the board of directors of the Company think of the Put Option?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Securities for purchase under the Put Option. You must make your own decision whether to surrender your Securities for purchase under the Put Option and, if so, the amount of Securities to surrender. (Page 6)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on Tuesday, July 14, 2009 (the “Exercise Date”), the Business Day (as defined in the Indenture) immediately preceding the Purchase Date. We will not extend the period Holders have to accept the Put Option unless required to do so by the Federal securities laws. (Page 5)

What are the conditions to the purchase by the Company of the Securities?

The purchase by us of validly surrendered Securities is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Notice.

How do I surrender my Securities?

To surrender your Securities for purchase pursuant to the Put Option, you must surrender the Securities through the transmittal procedures of The Depository Trust Company (“DTC”) no later than 5:00 p.m., New York City time, on the Exercise Date.

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Holders whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities on the Holder’s behalf through the transmittal procedures of DTC.

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Holders who are DTC participants should surrender their Securities electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Exercise Date.

By surrendering, or instructing your nominee to surrender, your Securities through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice. (Pages 8 and 9)

If I surrender my Securities, when will I receive payment for them?

We will accept for payment all validly surrendered Securities promptly upon expiration of the Put Option. We will promptly deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Purchase Date, an amount of cash sufficient to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder of Securities. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 10)

Until what time can I withdraw previously surrendered Securities?

You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on the Exercise Date. (Page 10)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Exercise Date. (Page 10)

Do I need to do anything if I do not wish to surrender my Securities for purchase?

No. If you do not surrender your Securities before the expiration of the Put Option, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms unless we redeem or repurchase such Securities. Beginning on July 20, 2009, the Securities are redeemable at any time at the option of the Company. Pursuant to Section 6.14(b) of the Agreement and Plan of Merger, dated as of January 25, 2009, entered into among Pfizer Inc. (“Pfizer”), Wagner Acquisition Corp. and Wyeth (the “Merger Agreement”), the Company has agreed that, if requested by Pfizer, the Company will use its reasonable best efforts to redeem all outstanding Securities. As of the date hereof, Pfizer has not made a request that the Company redeem the Securities. If the transactions contemplated under the Merger Agreement are completed, they will constitute a Fundamental Change under the Indenture requiring the Company to make an additional offer to purchase any outstanding Securities that will be similar to the Put Option. (Page 8)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities or can I surrender just a portion of my Securities?

You are not required to surrender all of your Securities. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount at maturity of $1,000 or an integral multiple thereof. (Page 8)

What are the interest payment provisions of the Securities?

Interest on outstanding Securities is paid on January 15 and July 15 of each year to record Holders of the Securities as of the preceding January 1 and July 1, as applicable, until the date of maturity, January 15, 2024, or until the principal of the Securities has been paid, unless the Securities are earlier redeemed or repurchased. The Securities bear interest on the principal amount at maturity at an annual interest rate equal to 6-month LIBOR, reset semi-annually on each Interest Reset Date (as defined in the Indenture), minus 0.50%. The current rate of interest on the Securities is 0.965% per annum. Only Holders of record on July 1, 2009, the relevant interest payment record date, will be entitled to receive and retain accrued cash interest payable on their Securities accrued to, but excluding, the Purchase Date. The accrued but unpaid interest amount for the Securities is equal to the current interest rate multiplied by the number of days from the last Interest Payment Date to, but excluding, the Purchase Date, divided by 360. Because the Purchase Date coincides with the July 15, 2009 Interest Payment Date, there should be no accrued but unpaid interest payable on the Securities on the Purchase Date, although regular interest payments will be due on the same date to all Holders of record on July 1, 2009, the regular interest payment record date. Holders who were not the record Holders of Securities on July 1, 2009 will not be entitled to receive the July 15, 2009 interest payment on the Securities. (Page 7)

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount at maturity of a Security into, at the option of the Company, cash and/or shares of Common Stock, if any, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. The Company intends to settle the entire amount of any conversion of the Securities in cash. (Page 6)

What are the material United States federal income tax consequences of the Put Option to Holders of the Securities?

The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for United States federal income tax purposes. For a discussion of certain material United States federal income tax consequences of the Put Option applicable to Holders of Securities, see “Material United States Federal Income Tax Considerations.” (Page 11)

Who is the Paying Agent and the Conversion Agent?

The Bank of New York Mellon, the trustee under the Indenture, is serving as Paying Agent and Conversion Agent (as defined in the Indenture) in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Company Notice.

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Securities for purchase under the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning The Company. Wyeth, a Delaware corporation (the “Company”), is obligated to purchase the Floating Rate Convertible Senior Debentures due 2024 (the “Securities”) at the option of the holders of the Securities (the “Holders”). The Securities are convertible into cash and/or shares of common stock, $0.33 1/3 par value per share (the “Common Stock”), of the Company, if any, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Upon conversion of Securities, in lieu of delivering shares of Common Stock, the Company may elect to deliver to the Holder of such Securities cash or a combination of cash and shares of our Common Stock. The Company intends to deliver cash upon any conversion of the Securities.

Wyeth, a Delaware corporation, organized in 1926, is currently engaged in the discovery, development, manufacture, distribution and sale of a diversified line of products in three primary businesses: Wyeth Pharmaceuticals, Wyeth Consumer Healthcare, and Fort Dodge Animal Health. The Company maintains its registered and principal executive offices at Five Giralda Farms, Madison, New Jersey 07940 and its telephone number is (973) 660-5000.

2. Information Concerning The Securities. The Securities were issued under an Indenture, dated as of April 10, 1992, between the Company and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”) and paying agent (the “Paying Agent”), as supplemented by the Fourth Supplemental Indenture, dated as of December 16, 2003 (the “Fourth Supplemental Indenture”), between the Company and the Trustee (together, the “Indenture”). The Securities mature on January 15, 2024 (the “Stated Maturity”).

2.1. The Company’s Obligation to Purchase the Securities. Pursuant to the terms of the Securities and the Indenture, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder’s option, on July 15, 2009 (the “Purchase Date”). This Put Option will expire at 5:00 p.m., New York City time, on Tuesday, July 14, 2009 (the “Exercise Date”), the Business Day (as defined in the Indenture) immediately preceding the Purchase Date. The Indenture does not provide us the right to extend the period Holders have to accept the Put Option. Nonetheless, if we make any change to this Put Option which we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Company Notice that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change or waiver promptly afterward by means of a press release. We may be required to extend the Purchase Date for a period of five to ten business days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during the five to ten business day period. If we are required to extend the Purchase Date, we will make a public announcement of such extension promptly by means of a press release. If we are required to extend the Purchase Date beyond July 15, 2009 (for example, in the case of a material change or waiver of a material condition of the Put Option) and do not timely accept and pay for Securities already surrendered for purchase and not withdrawn promptly after July 15, 2009, the failure to accept and pay for such surrendered Securities would be a default under the Indenture. The purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Company Notice.

2.2. Purchase Price. Pursuant to the terms of the Securities, the purchase price to be paid by the Company for the Securities on the Purchase Date is $1,000 per $1,000 principal amount at maturity of the Securities, plus accrued and unpaid interest to, but excluding, the Purchase Date, if any (the “Purchase Price”). The Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Exercise Date. Securities surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof.

Only Holders of record on July 1, 2009, the relevant interest payment record date, will be entitled to receive and retain accrued cash interest payable on their Securities accrued to, but excluding, the Purchase Date. The accrued but unpaid interest amount for the Securities is equal to the current interest rate multiplied by the number of days from the last interest payment date (January 15th and July 15th, each an “Interest Payment Date”) to, but excluding, the Purchase Date, divided by 360. Because the Purchase Date coincides with the July 15, 2009 Interest Payment Date, there should be no accrued but unpaid interest payable on the Securities on the Purchase Date, although regular interest payments will be due on the same date to all Holders of record on July 1, 2009, the regular interest payment record date. Holders who were not the record Holders of Securities on July 1, 2009 will not be entitled to receive the July 15, 2009 interest payment on the Securities.

The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the Securities on the Purchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.

None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of current market value of the Securities and the Common Stock and other relevant factors.

2.3. Conversion Rights of the Securities. Holders that do not surrender their Securities for purchase pursuant to the Put Option will maintain the right to convert their Securities into cash and/or Common Stock, if any, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Any Securities which are surrendered pursuant to the Put Option may be converted in accordance with the terms of the Indenture and the Securities only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on the Exercise Date, as described in Section 4 below. The Trustee is acting as Conversion Agent (as defined in the Indenture) in connection with the Put Option.

The current Conversion Rate (as defined in the Indenture) of the Securities is 16.7356 shares of Common Stock per $1,000 aggregate principal amount at maturity of Securities outstanding, which is equivalent to a current conversion price of approximately $59.7529 per share.

Upon conversion of Securities, in lieu of delivering shares of Common Stock, the Company may elect to deliver to the Holder of such Securities cash or a combination of cash and shares of our Common Stock. The Company intends to deliver cash upon any conversion of the Securities.

On January 26, 2009, the Company announced that it entered into an Agreement and Plan of Merger, dated as of January 25, 2009, with Pfizer Inc. (“Pfizer”) and Wagner Acquisition Corp., a wholly-owned subsidiary of Pfizer (“Merger Sub”) (the “Merger Agreement”). Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. If the Merger is completed, all of the Securities that are not repurchased or redeemed will remain outstanding and the Securities will be convertible into the kind and amount of shares of stock and cash receivable upon the Merger by a holder of a number of shares of Common Stock issuable upon conversion of such Securities immediately prior to the Merger. In this event, the conversion rate will continue to be subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in the Fourth Supplemental Indenture.

2.4. Market for the Securities and the Company’s Common Stock. The Securities have been designated for inclusion in The PORTAL® Market of the National Association of Securities Dealers, Inc. We believe that there is no practical way to accurately determine the trading history of the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. Following the expiration of the Put Option, we expect that Securities not purchased under the Put Option will continue to be traded on The PORTAL® Market unless redeemed; however, the trading market for the Securities may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Securities pursuant to the Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following the Put Option. We cannot assure you that a market will exist for the Securities following the Put Option and, if the Securities are redeemed, no market will exist after such redemption date. As discussed below, beginning July 20, 2009, the Securities are redeemable for cash at any time at the option of the Company, in whole or in part. The extent of the public market for the Securities following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount at maturity of the Securities at such time, the number of Holders of Securities remaining at that time and the interest on the part of securities firms in maintaining a market in the Securities. The Paying Agent has informed us that, as of the date of this Company Notice, all of the Securities are held in global form through DTC. As of June 12, 2009, there was $787,803,000.00 aggregate principal amount at maturity of Securities outstanding and DTC was the sole record Holder of the Securities.

The Common Stock into which the Securities are convertible is listed on the New York Stock Exchange (“NYSE”) under the symbol “WYE.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE.

	Wyeth Common Stock
	High	Low	Dividend
2007
First Quarter	$52.25	$47.75	$0.26
Second Quarter	$62.20	$50.51	$0.26
Third Quarter	$58.00	$43.65	$0.26
Fourth Quarter	$49.54	$43.65	$0.28
2008
First Quarter	$48.84	$38.39	$0.28
Second Quarter	$48.72	$41.21	$0.28
Third Quarter	$49.80	$35.80	$0.28
Fourth Quarter	$38.80	$28.06	$0.30
2009
First Quarter	$45.33	$36.40	$0.30
Second Quarter (through June 12, 2009)	$45.24	$41.63	$0.30

On June 12, 2009, the last reported sales price of the Common Stock on the NYSE was $44.80 per share. As of June 5, 2009, there were approximately 1,333,898,690 shares of Common Stock outstanding and approximately 34,759 registered holders of Common Stock. We urge you to obtain current market information for the Securities, to the extent available, and the Common Stock before making any decision to surrender your Securities pursuant to the Put Option.

2.5. Interest. The Securities which remain outstanding after consummation of the Put Option will continue to accrue interest until the date of maturity, January 15, 2024, or until the principal of the Securities has been paid, unless the Securities are earlier redeemed or repurchased. Interest on outstanding Securities is paid on January 15 and July 15 of each year to record Holders of the Securities as of the preceding January 1 and July 1, as applicable, until the date of maturity, January 15, 2024, or until the principal of the Securities has been paid, unless the Securities are earlier redeemed or repurchased. The Securities bear interest on the principal amount at maturity at an annual interest rate equal to 6-month LIBOR, reset semi-annually on each Interest Reset Date (as defined in the Indenture), minus 0.50%.

Only Holders of record on July 1, 2009, the relevant interest payment record date, will be entitled to receive and retain accrued cash interest payable on their Securities accrued to, but excluding, the Purchase Date. The accrued but unpaid interest amount for the Securities is equal to the current interest rate multiplied by the number of days from the last Interest Payment Date to, but excluding, the Purchase Date, divided by 360. Because the Purchase Date coincides with the July 15, 2009 Interest Payment Date, there should be no accrued but unpaid interest payable on the Securities on the Purchase Date, although regular interest payments will be due on the same date to all Holders of record on July 1, 2009, the regular interest payment record date. Holders who were not the record Holders of Securities on July 1, 2009 will not be entitled to receive the July 15, 2009 interest payment on the Securities.

2.6. Redemption. Beginning July 20, 2009, the Securities are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount at maturity of such Securities as of the Redemption Date (as defined in the Indenture), plus accrued and unpaid interest to, but excluding, the Redemption Date.

Pursuant to Section 6.14(b) of the Merger Agreement, the Company has agreed that, if requested by Pfizer, the Company will use its reasonable best efforts to redeem all outstanding Securities. As of the date hereof, Pfizer has not made a request that the Company redeem the Securities.

2.7. Fundamental Change. A Holder may require the Company to redeem for cash such Holder’s securities if there is a Fundamental Change (as defined in the Indenture) on or prior to the Stated Maturity at a redemption price equal to 100% of the aggregate principal amount at maturity of such Securities as of the Fundamental Change Purchase Date (as defined in the Indenture), plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date, unless such Fundamental Change Purchase Date falls after a Regular Record Date (as defined in the Indenture) and on or prior to the corresponding Interest Payment Date, in which case the Company will pay the full amount of accrued and unpaid interest payable on such Interest Payment Date to the Holder of record at the close of business on such Regular Record Date.

If completed, the Merger will constitute a Fundamental Change under the Indenture.

2.8. Ranking. The Securities are unsecured and unsubordinated obligations of the Company and rank equal in right of payment to all of the Company’s existing and future unsecured and unsubordinated indebtedness. However, the Securities are effectively subordinated to all existing and future obligations of the Company’s subsidiaries and to the Company’s obligations that are secured to the extent of the security.

2.9. Dividends. The Holders of Securities are not entitled to dividends. Upon conversion into Common Stock, unless such conversion is settled in cash, a Holder will be entitled to dividends payable on Common Stock, only if such Holder is a record holder of Common Stock on the relevant dividend record date.

3. Procedures To Be Followed By Holders Electing To Surrender Securities For Purchase. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly surrender and do not withdraw the Securities on or before 5:00 p.m., New York City time, on the Exercise Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount at maturity or an integral multiple thereof. If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on the Exercise Date, their Securities will remain outstanding subject to the existing terms of the Securities.

3.1. Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“PTS”). This Company Notice constitutes the notice required under Article 6 of the Fourth Supplemental Indenture and delivery of Securities via PTS will satisfy the Holder’s Purchase Notice delivery requirements under the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through PTS, is at the election and risk of the person surrendering such Securities.

3.2. Agreement to be Bound by the Terms of the Put Option. By surrendering, or instructing your nominee to surrender, your Securities through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Securities shall be purchased as of the Purchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder agrees to all of the terms of this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notice required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Securities, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Securities surrendered, (ii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Securities, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

•

such Holder represents and warrants that such Holder (i) owns the Securities surrendered and is entitled to surrender such Securities and (ii) has full power and authority to surrender, sell, assign and transfer the Securities surrendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

•

such Holder understands that all Securities properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Exercise Date will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Securities, the Company Notice and related notice materials, as amended and supplemented from time to time;

•

payment for Securities purchased pursuant to the Company Notice will be made by deposit of the Purchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

surrenders of Securities pursuant to the Put Option may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 5:00 p.m., New York City time, on the Exercise Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of Securities for purchase pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, which determination shall be final and binding on all parties.

3.3. Delivery of Securities.

Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “— Securities in Global Form” on or prior to 5:00 p.m., New York City time, on the Exercise Date.

Securities in Global Form. A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Securities by:

•

delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Exercise Date; and

•	electronically transmitting such Holder’s acceptance through DTC’s PTS, subject to the terms and procedures of that system on or prior to 5:00 p.m., New York City time, on the Exercise Date.

In surrendering through PTS, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Put Option, including those set forth above under “— Agreement to be Bound by the Terms of the Put Option.”

4. Right Of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Exercise Date. In order to withdraw Securities, Holders must comply with the withdrawal procedures of the DTC prior to 5:00 p.m., New York City time, on the Exercise Date.

This means a Holder seeking withdrawal must deliver, or cause to be delivered, a valid withdrawal request through DTC’s PTS from the surrendering DTC participant before 5:00 p.m., New York City time, on the Exercise Date. The withdrawal notice must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Securities were surrendered and such participant’s account number at DTC to be credited with the withdrawn Securities;

•

contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn and the principal amount, if any, that remains subject to the Put Option and have been or will be delivered for purchase by the Company); and

•

be submitted through the DTC PTS system by such participant under the same name as the participant’s name is listed in the original surrender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the surrender has succeeded to the beneficial ownership of the Securities.

Previously surrendered Securities that are validly withdrawn may be validly resurrendered by following the surrender procedures described in Section 3 above. In addition, Securities that are not accepted by us pursuant to the Put Option by August 11, 2009 may be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5. Payment For Surrendered Securities. We will promptly deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Purchase Date an amount of cash sufficient to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Securities and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on the Exercise Date.

The total amount of funds required by us to purchase all of the Securities is $787,803,000 (assuming all of the Securities are validly surrendered for purchase and accepted for payment and excluding the regular payment of interest on July 15, 2009 to Holders of record on July 1, 2009, the relevant interest payment record date). In the event any Securities are surrendered and accepted for payment, we intend to use cash from operations to purchase the Securities.

6. Securities Acquired. Any Securities purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans Or Proposals Of The Company. Except as disclosed herein or publicly prior to the date of this Company Notice, including but not limited to the information related to the Merger Agreement, and transactions contemplated thereby, contained in the Annual Report of the Company on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009, as amended by Amendment No. 1 on Form 10-K/A filed on April 30, 2009, the Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2009, filed on May 7, 2009, and the Current Report on Form 8-K, filed on January 29, 2009, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Securities for purchase under the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•

any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•

any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

8. Interests Of Directors, Executive Officers And Affiliates Of The Company In The Securities. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

•	the Company will not purchase any Securities from such persons; and

•	during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.

9. Purchases Of Securities By The Company And Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities), other than through the Put Option or a call or redemption of the Securities in accordance with its terms and conditions, from the date of this Company Notice until at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after the Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company, certain contractual obligations of the Company under the Merger Agreement and general economic and market conditions.

From April 17, 2009 to the date of this Company Notice, the Company has repurchased in the open market or in privately negotiated transactions a total aggregate principal amount of $42,531,000 of the Securities at prices ranging between $995 and $998 per $1,000 in principal amount at maturity of the Securities.

10. Material United States Federal Income Tax Considerations.

The following discussion is a summary of certain material United States federal income tax consequences to a beneficial owner of the Securities with respect to the Put Option. This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular Holder in light of the Holder’s particular circumstances, or to certain types of Holders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons holding Securities as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities, commodities or currencies, traders that elect to mark-to-

market their securities, certain expatriates or former long-term residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax or tax-qualified retirement plans). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular Holders. Further, this summary assumes that Holders are beneficial owners of the Securities and hold the Securities as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not consider the United States federal income tax consequences of a sale of a Security held by a partnership or an entity that is treated as a partnership for United States federal income tax purposes. If a partnership holds Securities, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A person or entity that is a partner of a partnership surrendering Securities is urged to consult its tax advisor.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

As used in this Company Notice, a “U.S. Holder” of a Security means a beneficial owner of a Security that is for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust that either (i) is subject to the primary supervision of a court within the United States and has one or more U.S. persons with the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this Company Notice, a “Non-U.S. Holder” means a beneficial owner of a Security that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for United States federal income tax purposes).

This summary does not discuss all aspects of United States federal income taxation that may be relevant to particular Holders in light of their particular circumstances. Holders are urged to consult their tax advisors as to the particular tax consequences to them of the Put Option, including the effect of any federal, state, local, foreign and other tax laws.

Tax Considerations for U.S. Holders

Sale of Securities

A sale of Securities by a U.S. Holder pursuant to the Put Option will be a taxable transaction to such U.S. Holder for United States federal income tax purposes. A U.S. Holder generally will recognize capital gain (subject to the market discount rules discussed below) or loss on the sale of a Security in an amount equal to the difference between (a) the amount of cash received for such Security (other than the portion of such cash that is properly allocable to accrued and unpaid interest), and (b) the U.S. Holder’s “adjusted tax basis” in such Security at the time of sale. Generally, a U.S. Holder’s adjusted tax basis in a Security will be equal to the cost of the Security to such U.S. Holder increased by any market discount previously included in income if such U.S. Holder has elected to include market discount in gross income currently as it accrues, and reduced (but not below zero) by any payments received by such U.S. Holder, other than payments of “qualified stated interest” (as defined in Treasury regulations), and any amortizable bond premium which the U.S. Holder has previously elected to use to offset qualified stated interest. Certain non-corporate U.S. Holders (including individuals) generally are eligible for preferential rates of United States federal income taxation in respect of long-term capital gains (i.e., gain on a Security held for more than one year). The deductibility of capital losses is subject to limitations.

An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased a Security at a “market discount.” Subject to a statutory de minimis exception, in general, market discount is the excess of a Security’s stated redemption price at maturity over the U.S. Holder’s tax basis in the Security immediately after its acquisition by such U.S. Holder. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the sale of a Security having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) while such Security was held by the U.S. Holder.

The amount of any cash received pursuant to the Put Option that is attributable to accrued and unpaid interest on a Security will be taxable as ordinary interest income to the extent not previously included in gross income by the U.S. Holder.

Information Reporting and Backup Withholding

In general, information reporting requirements apply to any consideration (including accrued and unpaid interest) paid pursuant to the Put Option to U.S. Holders other than certain exempt recipients (such as corporations).

To prevent backup withholding on payments made to each U.S. Holder pursuant to the Put Option, each such U.S. Holder should either (x) provide such Holder’s correct taxpayer identification number (“TIN”) by completing a copy of the Substitute Internal Revenue Service (“IRS”) Form W-9 enclosed with this Company Notice, certifying that (1) such Holder is a “United States person” (as defined in Section 7701(a)(30) of the Code), (2) the TIN provided is correct (or that such U.S. Holder is awaiting a TIN) and (3) such U.S. Holder is not subject to backup withholding because: (a) such Holder is exempt from backup withholding, (b) such Holder has not been notified by the IRS that such Holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified such U.S. Holder that he, she or it is no longer subject to backup withholding, or (y) otherwise establish an exemption. Otherwise, backup withholding may apply until such U.S. Holder furnishes such Holder’s TIN (and, if such Holder has not already done so, the completed Substitute IRS Form W-9 described above). If a U.S. Holder does not provide the correct TIN or an adequate basis for exemption, such Holder may be subject to a $50 penalty imposed by the IRS, and payments made with respect to the surrendered Securities may be subject to backup withholding (currently at a rate of 28%).

Backup withholding is not an additional tax. A U.S. Holder subject to the backup withholding rules will be allowed a credit equal to the amount withheld against such U.S. Holder’s United States federal income tax liability and, if withholding results in an overpayment of tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders

For purposes of the discussion below, any income or gain on the sale of a Security pursuant to the Put Option will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with the conduct of a Non-U.S. Holder’s U.S. trade or business; and

•	if required by an applicable tax treaty with the United States, attributable to a U.S. permanent establishment (or a fixed base) maintained by the Non-U.S. Holder in the United States.

Sale of Securities

Subject to the discussion below concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale of a Security pursuant to the Put Option will not be subject to United States federal income tax, unless (a) such gain is U.S. trade or business income, or (b) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Put Option is exercised and certain other conditions are met. A Non-U.S. Holder who realizes U.S. trade or business income with respect to the sale of a Security pursuant to the Put Option generally will be taxed on a net income basis in the same manner as a U.S. Holder (see “— Tax Considerations for U.S. Holders” above). In addition, a Non-U.S. Holder that is a foreign corporation may be subject to an additional branch profits tax at a rate of 30% (or lower applicable treaty rate). A Non-U.S. Holder who is an individual and is present (or anticipates being present) in the United States for 183 days or more in the taxable year in which such holder disposes of a Security pursuant to the Put Option is urged to consult its tax advisor.

Interest

Subject to the discussion below concerning backup withholding, any portion of the amount paid by the Company pursuant to the Put Option that is properly allocable to accrued interest will not be subject to United States federal income or withholding tax provided that:

•	the accrued and unpaid interest is not U.S. trade or business income;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of voting stock of the Company within the meaning of Section 871(h)(3) of the Code and applicable Treasury regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership;

•	you are not a bank whose receipt of interest on the Securities is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify under penalties of perjury that you are not a United States person as defined under the Code, or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

If you cannot satisfy the requirements described above, any portion of the amount paid by the Company pursuant to the Put Option that is properly allocable to accrued interest will be subject to United States federal withholding tax at a rate of 30%, unless you provide the Company with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the Securities is not subject to withholding tax because it is U.S. trade or business income (as discussed in further detail below).

If any portion of the Put Option proceeds received by you that is properly allocable to accrued interest is U.S. trade or business income, you will not be subject to the 30% United States federal withholding tax on such interest if you provide the Company with a properly executed IRS Form W-8ECI, as discussed above. Instead, you will be taxed on such interest on a net income basis generally in the same manner as a U.S. Holder (see — “Tax Considerations for U.S. Holders” above). In addition, a Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or lower applicable treaty rate).

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with the payment of accrued interest on the Securities.

The payment of the gross proceeds from the sale of a Security pursuant to the Put Option will be subject to information reporting and possibly to backup withholding (currently at a rate of 28%) unless the Non-U.S. Holder certifies as to its non-U.S. person status under penalties of perjury on IRS Form W-8BEN or other applicable Form W-8 (which the Paying Agent will provide upon request) or otherwise establishes an exemption, provided that neither the Company nor the Paying Agent has actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. A Non-U.S. Holder subject to the backup withholding rules will be allowed a credit equal to the amount withheld against such Non-U.S. Holder’s United States federal income tax liability and, if withholding results in an overpayment of tax, such Non-U.S. Holder may be entitled to a refund, provided that the requisite information is timely furnished to the IRS.

11. Additional Information. The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s Website at http://www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Company Notice some of the information that we file with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Company Notice. We incorporate by reference the documents listed below:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009, as amended by Amendment No. 1 on Form 10-K/A, filed on April 30, 2009;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 7, 2009;

•	The Company’s Current Reports on Form 8-K, filed on January 26, 2009, January 29, 2009 and April 23, 2009;

•	All other reports filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•

All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., New York City time, on the Exercise Date; and

•	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10/A dated and filed on May 4, 1998.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Company Notice relates does not permit “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Company Notice, we will amend the Schedule TO accordingly.

12. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13. Definitions. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Securities.

14. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Directors

Name	Title
Bernard Poussot	Chairman, Director
Robert M. Amen	Director
Michael J. Critelli	Director
Frances D. Fergusson, Ph.D.	Director
Victor F. Ganzi	Director
Robert Langer Sc.D.	Director
John P. Mascotte	Director
Raymond J. McGuire	Director
Mary Lake Polan, M.D., Ph.D., M.P.H.	Director
Gary L. Rogers	Director
John R. Torell III	Director

Executive Officers

Name	Title
Bernard Poussot	Chairman, President and Chief Executive Officer
Gregory Norden	Senior Vice President and Chief Financial Officer
Timothy P. Cost	Senior Vice President, Corporate Affairs
Richard R. DeLuca, Jr.	President, Fort Dodge Animal Health Division
Mikael Dolsten, M.D., Ph.D.	Senior Vice President and President, Wyeth Research
Geno J. Germano	President, U.S., Pharmaceuticals and Women’s Health Care, Wyeth Pharmaceuticals
Thomas Hofstaetter, Ph.D.	Senior Vice President, Corporate Business Development
Michael E. Kamarck, Ph.D.	President, Technical Operations and Product Supply, Wyeth Pharmaceuticals
John C. Kelly	Vice President and Controller
Andreas Krebs	President, Europe, Middle East, Africa (EMEA) and Canada
Joseph M. Mahady	Senior Vice President and President, Wyeth Pharmaceuticals
Denise M. Peppard	Senior Vice President, Human Resources
Charles A. Portwood	Executive Vice President, Technical Operations and Product Supply Operational Excellence, Wyeth Pharmaceuticals
Cavan M. Redmond	President, Wyeth Consumer Healthcare and Animal Health Businesses
Lawrence V. Stein	Senior Vice President and General Counsel
Mary Katherine Wold	Senior Vice President, Finance

The business address of each person set forth above is c/o Wyeth, Five Giralda Farms, Madison, New Jersey 07940 and the telephone number is (973) 660-5000.